Met-Pro Corporation
Moderator: Kevin Bittle
06-04-10/10:00 a.m. CT
Confirmation # 74942496

Met-Pro Corporation

Moderator:    Kevin Bittle
June 4, 2010
10:00 a.m. CT

Operator:
Good morning.  My name is Stephanie.  And I will be your conference operator today.  At this time I would like to welcome everyone to the Met-Pro 1Q results conference call.  All lines have been place on mute to prevent any background noise.

After the speaker's remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star, then the number one on your telephone key pad.  If you would like to withdraw your question, press the pound key.

Thank you. I will now turn today's conference over to Kevin Bittle, manager of Creative Services. Please go ahead.

Kevin Bittle:
Good morning, and welcome to Met-Pro Corporation's earnings conference call for the first quarter of our fiscal year, 2011, ended April 30th, 2010.  My name is Kevin Bittle and I'm with the company's creative services department.

With me on our call this morning are Ray De Hont, our chairman and chief executive officer and Gary Morgan our senior vice president of finance and chief financial officer.  Shortly you will hear comments from both of these individuals, but before we begin, I'd like to make a few comments.

I'd like to remind you that any statements made today with regard to our future expectations may constitute forward looking statements within the meaning of the private securities litigation reform act of 1995.

Met-Pro Corporation
Moderator: Kevin Bittle
06-04-10/10:00 a.m. CT
Confirmation # 74942496

Please refer to our annual report for the fiscal year ended January 31st, 2010 that was filed with the SEC for important factors that among others could cause our actual results to differ from any results that might be projected, forecasted, or estimated in any of our forward looking statements.

And with that, I will now turn the call over to Ray. Ray?

Ray De Hont:	Thank you Kevin. Good morning everyone and welcome again from Harleysville, Pennsylvania. Earlier this morning we released our financial results for the first quarter ended April 30th, 2010.

I hope all of you have had the opportunity to review them.  In a moment Gary Morgan will provide more specific comments on the quarter's financial results.  But first I'd like to offer my perspective on our performance.

I am pleased to report a good start to fiscal 2011.  First quarter net sales, earnings, and new order bookings all grew relative to the first quarter last year.  These results reflect the continuing recovery in some of our end markets that began in the second half of last year.

Net sales in the quarter were up 13 percent year-over-year, the second highest first quarter net sales in Met-Pro's history, and the first growth in quarter-over-quarter net sales since the July 2008 quarter.

Net income for the quarter was up an even greater 48 percent year-over-year as we leveraged top line growth into an even better bottom line improvement.  New order bookings in the first quarter were up 17 percent from the first quarter a year ago, despite a somewhat weaker than expected contribution from bookings of large projects.

We continue to leverage our organizational improvements to enhance operating efficiencies and generate solid cash flows.  Gross margins for the first quarter, which came in at approximately 36 percent, were up slightly from last year's first quarter.

Met-Pro Corporation
Moderator: Kevin Bittle
06-04-10/10:00 a.m. CT
Confirmation # 74942496

Cash flows from operating activities totaled $2.3 million, which increased our cash position at April 30th, 2010, to $32.5 million, or $2.21 per diluted share, further solidifying our already strong balance sheet.

First quarter net sales in bookings are tangible evidence that some end market conditions are improving.  In fact, we started to see signs of improvement during the second half of last year when new order bookings exceeded first half new order bookings for the first time in three years.

While some of our end markets are improving this is not cause to abandon our disciplined cost management.  In fact, general and administrative expenses in the first quarter were actually down from a year ago, although selling expenses rose primarily due to higher commissions commiserate with our increased revenues in our product recovery and pollution control technologies sector.

All in all a very solid quarter upon which we can build.  I would now like to ask Gary Morgan to review our recent financial performance in more detail.  After which I'll provide some concluding remarks before we take your questions.  Gary?

Gary Morgan:
Thank you Ray.  Met-Pro reported first quarter fiscal 2011 net sales of $22.3 million, up 13 percent from last year's first quarter net sales.  This was our second best first quarter in the company's history and our first year-over-year quarterly revenue growth since July 2008. Keep in mind the first quarter has historically been our weakest of the four quarters.

In the first quarter net sales in our product recovery and pollution control technologies reporting segment were $11 million, up 45 percent from the first quarter a year ago. Operating income was also substantially higher, up 255 percent from the first quarter of last year as incremental sales volume leveraged our fixed infrastructure.

Net sales at our fluid handling technologies reporting segment for the quarter were down 6.4 percent compared to a year ago, but up nearly $500,000 from the fourth quarter last year. Operating margins in our fluid handling

Met-Pro Corporation
Moderator: Kevin Bittle
06-04-10/10:00 a.m. CT
Confirmation # 74942496

technologies reporting segment were only slightly off from a year ago, thus continued to exhibit accumulative benefits of the attractive margins consistently earned on our pumps, aftermarket parts and consumables. First quarter new order bookings for the fluid handling technologies reporting segment were up $2 million versus a year ago.  It is our opinion that the sequential quarter to quarter trends here are a better indication of the fluid handling technologies reporting segments’ performance.

The filtration and purification technologies segment net sales for the first quarter were down 11.7 percent from the year ago period primarily due to the continued competitive conditions in the chemical business. Within this segment Keystone Filter continues to deliver strong results enabling the segment to improve operating income in the quarter by nearly 152 percent compared to a year ago.

First quarter net sales for our Mefiag filtration reporting segment were essentially unchanged from a year ago although operating income swung from a $15 thousand loss last year to a positive income this year of $207,000.

For the first quarter the consolidated gross margins came in at 35.8 percent which is a 10 basis point improvement from the prior year.  Relative to the previous quarter the margin is up an even a more favorable 260 basis points.

This is one of Met-Pro's best quarterly gross margins in the past several years.  These margins were achieved through the combination of revenue growth that leveraged our fixed overhead, combined with our enhanced operating efficiencies.

On a consolidated basis, income from operations for the quarter was $2.1 million or 9.4 percent of net sales which is almost a 200 basis point improvement over the operating margins of 7.5 percent of net sales in the first quarter of last year. Again the consolidated operating margins were a function of higher gross margins and sales volume increases.

Higher sales commissions and sales payroll led to a $400,000 increase in selling and advertising expenses in the first quarter this year. Selling expenses

Met-Pro Corporation
Moderator: Kevin Bittle
06-04-10/10:00 a.m. CT
Confirmation # 74942496

vary from period to period depending on the mix of marketing channels and sales volume. On the other hand, general and administrative expenses in the quarter were incrementally lower than a year ago.

For the quarter we reported net income of $1.4 million or 10 cents for fully diluted share, with net income up 48 percent and earnings per share up 43 percent from a year ago.

Positive cash flows from operating activities for the quarter amounted to $2.3 million.

Met-Pro's balance sheet remains strong.  As of April 30th, cash on hand totaled a record $32.5 million or $2.21 per diluted share.  At April 30th, our current ratio was 5.8 and our total debt was on $3.9 million, giving us a total debt to equity ratio of just 4.8 percent.

In summary I'm happy to say we have been able to leverage a slight economic turn around and some limited improvement in our end markets into a quarter showcasing sizable improvements in our financial performance through the combined benefits of strong margins, disciplined spending, and better operating efficiencies, all the while further strengthening our balance sheet.

Thank you and I would now like to turn the call back to Ray. Ray?

Ray De Hont:
Thanks Gary.  Just a few concluding thoughts before we open the call to questions.  We are off to a good start in fiscal 2011 with increases in all of our key metrics, net sales, earnings, and new orders.

As we have previously remarked, we expected our markets to recover from the depths to which they had fallen last year, but to do so gradually and somewhat unevenly.  That scenario seems to be unfolding with gradual growth in many of our businesses.

Though it remains difficult to say, our end markets are returned to normal, we are encouraged by the improvement in new order bookings during the last nine months.  We are also encouraged that the increase in new order bookings

Met-Pro Corporation
Moderator: Kevin Bittle
06-04-10/10:00 a.m. CT
Confirmation # 74942496

during the first quarter was achieved without the benefit of any material contribution from large projects.

Large project quotation activity remains solid and our pipeline of opportunities continues to grow though we remain optimistic, we must caution you that there are no assurances as to when or if any of these opportunities will turn into new orders.

We also believe our new business and operating initiatives, such as the creation of Met-Pro Environmental Air Solutions, are gaining momentum, further expanding our ability to service our markets and end customers.  And with our strong balance sheet we have the resources to support investments to further enhance our efficiency initiatives, develop exciting new products and pursue acquisition opportunities.

Over the long-term we remain confident that Met-Pro Corporation is well positioned to capitalize on the very powerful trends towards global environmental stewardship, energy efficiency and process improvement.

Before opening the call to questions, I am pleased to announce that at their meeting on June 2, 2010, the company's board of directors declared a quarterly dividend of 6 cents per share payable on September 15, 2010 to shareholders of record at the close of business on September 1, 2010. This is the 35th consecutive year the company has paid either a cash or stock dividend.

I'd like to thank the many loyal, dedicated and talented employees who have contributed to our success.  As well as thank our shareholders for their continued support.  I'd also like to thank all of you for your participation in today's call.  I'll now turn the call back to Kevin Bittle.  Kevin?

Kevin Bittle:	Thank you, Ray. At this time we will welcome any questions you may have. I would like to ask our operator, Stephanie, to provide instructions for this portion of the call.

Operator:	Thank you. As a reminder, in order to ask an audio question, please press Star 1 on your telephone key pad. We'll pause for just a moment to compile the

Met-Pro Corporation
Moderator: Kevin Bittle
06-04-10/10:00 a.m. CT
Confirmation # 74942496

Q&A roster. Your first question is from the line of William Bremer with Maxim Group.

William Bremer:	Good morning gentlemen, how are you?

Ray De Hont:	Good William, how about yourself?

William Bremer:
Good, good.  Nice quarter, nice execution on the quarter.  I got a few questions though.  Let's first go into the product recovery segment.  You know strong revenues, higher than what we're anticipating now, but operating margins at 4.7 you know that disappointed us a little bit.  Can you give us a reason why the operating margins there are still at this level?  Given the sales?

Gary Morgan:
William, good morning, this is Gary, the operating margin of 4.7 percent was related to the product mix in that group during the first quarter.  That’s basically the reason for that.  It was due to lower margins on sales in the Systems and Duall business units.

William Bremer:
And how do you see that proceeding throughout you know throughout this year?  Throughout 2011?  Do you see that the operating margin there - are we expected to have a little bit of an incremental game here throughout the year or should we be anticipating sub five percent operating margin from that division?

Gary Morgan:	I would say that operating margin will increase, going to the seven to eight percent in the future as we go through the year.

William Bremer:
OK, good.  Thank you.  Now you provided a little color on the selling expense and that increase looks as though it was more commissions - Ray did you mention that there was advertising in the selling activity?

Ray De Hont:
No what we did in addition to the commissions and the reason for the commission increase is that if you look at the where the sales came from, the majority of the sales increase came from - it came from product recovery pollution control.  Now that’s a sales rep type business where you're selling through sales representation and they get paid commissions.

Met-Pro Corporation
Moderator: Kevin Bittle
06-04-10/10:00 a.m. CT
Confirmation # 74942496

The other thing that impacted the sales side of the SG&A is that we are increasing our abilities as far as on the marketing side and what I mean by that is we're supplementing the good core of sales people that we have some marketing/business development people.  We just recently added a business development person earlier this year down in South America.  And that person's job is to develop the business channels and understand that market better than we ever have.

And as a result, we are seeing opportunities there and understanding the market place much better than we had previously in the past.

William Bremer:	OK.

Ray De Hont:	We've done some things on the business development marketing side.

William Bremer:
Right, OK.  No, no, I like the investments there so I guess this next question goes to Gary.  Then these are not one time items and thus we should be incorporating the higher amounts and selling going forward then?

Gary Morgan:	I would look in the area of $2.7 and $2.8 million on an ongoing basis, William.

William Bremer:
All right, great, thank you.  And now the G&A you know that increase - I mean yes, year over year was down, but yet sequentially was up you know quite materially, I guess the same question there.  I mean are we at this level now throughout?

Gary Morgan:
Except for the fourth quarter last year, which was at $2.5 million, the third and second quarter last year were $2.8 million.  So I would recommend the run rate there would be about $2.8 to $2.9 million.

William Bremer:
All right.  All right, can you give me an idea of the product mix, specifically I guess in the product recovery pollution - the products that sold well during the quarter and as well as some - we have spoken in the past about some international expansion.  What was the international exposure for the quarter?

Met-Pro Corporation
Moderator: Kevin Bittle
06-04-10/10:00 a.m. CT
Confirmation # 74942496

Ray De Hont
Well as far as booking wise, we had one of the best quarters in over a year.  It was about $5.8 million in bookings.  The sales were down slightly but that’s because of the impact, the trailing impact from last year, where basically the global economy was in the toilet.  So we had the trailing effect, but the good news is that the booking size was the highest in over a year at $5.8 million.  When you look at what product lines or product brands were strong going to first quarter, Strobic Air had a strong first quarter, a lot of opportunities going forward.

We're doing a lot of international travel, so there's opportunities internationally as well as domestically.  Duall had a decent quarter and Flex-Kleen actually had a - you know came through with a decent quarter versus last year, so, but the big one, the one with the biggest activity was Strobic Air.

William Bremer:	All right, gentleman, great. Thank you very much.

Ray De Hont:	You're welcome.

Operator:	Your next question is from the line of Richard Verdi of (Sturivant & Company).

Richard Verdi:	Good morning guys, nice quarter. How is everybody?

Ray De Hont:	Good Rich, how are you doing?

Gary Morgan:	Good morning Rich.

Richard Verdi:
I'm doing well, thanks for taking my call this morning.  Just a quick question guys, looking at the interest expense line item, all of my numbers were pretty close, I mean you guys exceeded you know sales and gross margin, but that was the one line item where I was a little off.  Could you just talk a little bit about what's going on there?

Gary Morgan:
Well, that's - we have one piece of debt out there and we're looking at that piece of debt right now, to reduce that interest expense Rich.  The reason for that is because LIBOR going down and we have a floor on the interest rate.

Richard Verdi:	OK.

Met-Pro Corporation
Moderator: Kevin Bittle
06-04-10/10:00 a.m. CT
Confirmation # 74942496

Gary Morgan:	OK.

Richard Verdi:
And you know we've seen a lot of turmoil there in Europe, can you just talk a little bit about you know how that might impact your company and if it does, you know where it will impact it and what have you.

Ray De Hont:
Well if you look at the - where we sell, we have of course the Mefiag group over in Heerenveen, Holland and the good news is that the European marketplace has not really impacted them negatively this year.  As a matter of fact, their bookings are up substantially versus last year.  Now their sales were impacted again going back to the trailing effect from the economy last year.  They’ve been able to not only quote a number of projects but win the projects against their competition.

We did a lot of things last year to improve the efficiency of the operation and to tweak it to where it could handle whatever it was faced with this year and that’s proving to be valuable as far as they move forward not only on the selling side but also on the income side.  So we have not been really impacted tremendously by the European economy that’s over there.  We are concerned as far as what happens over there how does it impact the rest of the globe so.

Richard Verdi:	All right super and you know just one last quick question. The dollar could you just talk a little bit about that if the rising dollar is going to impact you and if so how?

Gary Morgan:
Since we sell as much in the European marketplace as we buy in Europe we have very little currency impact.  The only — right now our European market Mefiag in Europe is doing extremely well it’s not being impacted as Ray mentioned.  So we see no impact from the currency.

Richard Verdi:	All right super all right great that’s all from me guys I’ll jump back into queue and Gary I’ll talk to you offline. Thanks a lot guys good quarter.

Ray De Hont:	Thanks Richard.

Met-Pro Corporation
Moderator: Kevin Bittle
06-04-10/10:00 a.m. CT
Confirmation # 74942496

Operator:	Once again to ask an audio question please press star one on your telephone keypad. Your next question is from the line of Jinming Liu of Ardour Capital.

Jinming Liu:	Good morning Ray and Gary.

Gary Morgan:	Good morning.

Ray De Hont:	Hi Jin.

Jinming Liu:
Hey.  Ray you mentioned briefly about using our cash to make acquisitions and you talked before some opportunities in Europe I mean given what happened in there whether you will have a better opportunities or nothing else.  Can you give me a little more color on that?

Ray De Hont:
I knew you were going to ask that question.  Our acquisitions as far as looking at acquisitions we’ve been very active in that area in Europe as well as domestically.  We’ve gotten some new information as far as updates with what is happening with the businesses that we’re looking at over in Europe.

And this point they still seem to be within the realm where we were look and see what we can do going forward.  I can’t make any promises there but the activity we’re talking to a number of people.  We’re working again with an M&A firm the discussions are proceeding we’ve been — I’ve been out meeting with people face to face and we’ll see where it goes.  But are we are looking to do something but again as I’ve said many, many times we’re not just going to acquire a company just to acquire something.  We’re going to make sure that it’s the right acquisition for our company.  We’re a small company we can’t afford to make a poor acquisition.

Jinming Liu:
OK that’s good.  I have a very specific question regarding one of the orders announced last November and I believe that’s a $2.8 million you guys announced the 30 last November.  I believe $2.2 million part of that order will be shipped in the second quarter this year — this fiscal year am I right on that?

Met-Pro Corporation
Moderator: Kevin Bittle
06-04-10/10:00 a.m. CT
Confirmation # 74942496

Ray De Hont:
Jin to be honest with you I don’t have an answer for you.  I can check into it and more than glad to speak to you after the conference call but I’d have to look through and see exactly which job you’re referring to.

Jinming Liu:	OK no problem. Lately in your (cash flow) is very strong have you guys have — you guys did purchase some stocks during the quarter. Are you guys going to continue to do so?

Ray De Hont:
Well if you look historically we have not really purchased back our stock unless there was a specific reason or really went down as far as the value or the stock price.  The biggest time was a year or so ago where we purchased back about $5 million worth of stock but we constantly review where the stock value’s at what we think our position should be and we discuss this with our board.  We discussed it at our last board meeting and it’s a constant issue.  We have our fingers on the pulse and we’ll see where we go.

Jinming Liu:	OK thanks.

Ray De Hont:	You’re welcome.

Operator:	Your next question is from the line of Joseph Garner of Emerald Advisors.

Joseph Garner:	Good morning gentlemen.

Ray De Hont:	Hi Joe how you doing?

Gary Morgan:	Morning Joe.

Joseph Garner:
Very well couple of questions for you.  The revenue growth in the quarter appears to have been driven entirely by the product recovery (inaudible) control area you specifically called out the improvement and activity in Strobic Air.

I’m wondering if you could talk a little bit more about what’s going on in that particular segment.  How sustainable might that be going forward particularly since the comparisons will get a little more I guess a little more challenging there the next few quarters the revenue numbers were higher throughout the balance of last year than they were in the first quarter?

Met-Pro Corporation
Moderator: Kevin Bittle
06-04-10/10:00 a.m. CT
Confirmation # 74942496

Ray De Hont:
I think one of the things you ought to look at Joe we’ve said all along it’s going to be a gradual growth over the year.  And the way our business operates and you’ve been following it a long time you could have quarters you know that are off significantly because certain project shifts or book shift.  And the next quarter you may not have that big booking in there or that big shipment in there so it can vary from quarter to quarter.

We do believe that there are opportunities out there.  Our regular business our day-to-day business has definitely improved during the first quarter not only with the product recovery and pollution control but even the pump side of the business where although the sales were down, the bookings were up about $2 million in the first quarter.

Again, we still believe it’s going to be gradual a lot depends what kind of — how that curve goes that gradual curve depends on the large projects.  If we’re able to close some of the larger projects the earlier we close them the more impact it’s going to have on the year.  But I caution everybody not to think that every quarter you’re going to be 17 or 20 percent higher.  It does depend on when these jobs are let and that our standard day-to-day businesses remains and continues to grow gradually as it has.

Joseph Garner:	On the pump side of the business can you talk about what helped drive the bookings there since that’s your highest margin segment. That’s obviously going to be important to the bottom line.

Ray De Hont:
I think part of it Joe is when you look back at a year, year and a half ago the industrial marketplace a lot of people closed down processes a lot of people reduced their inventory to almost virtually no level.  Now over the last I’d say five to six months that’s changed.  You know people are buying more for their inventory, they’re bringing processes back online.

There's opportunities globally that weren’t there a year ago.  So it's been a combination of overall business improving as far as gradually improving and needing the pumps and the parts and so forth and also it echoes, not only domestically but globally, but finding and uncovering new potential business with customers.

Met-Pro Corporation
Moderator: Kevin Bittle
06-04-10/10:00 a.m. CT
Confirmation # 74942496

We've done some things as far as product improvements, we've done some things with new products, we've got a new hot water line.  Where in the past we only had a hot oil line.  We're doing things with vertical inline pumps, where before we didn’t have vertical inline hot water pumps.

So its products, it's the overall economy improving and then going out and finding new applications.

Joseph Garner:
OK.  The gross margin came in relatively low this quarter, close to 36 percent.  I'd be curious in your thoughts on that going forward, particularly if we start to see some large projects coming in.  Is that going to weigh on the gross margin a little bit (balance) the year?

Ray De Hont:
Well if you get- depending on when that product shifts, it could for a quarter impact the margin, I don’t want to say materially, but you know a large project typically doesn’t go at the you know at the 35 to 40 percent gross margin.  It depends how large that margin and how many of those large projects there are.

But we're working hard on the gross margin side in a number of areas, we're doing it with simplifying our business, we've re-organized various businesses over the past year, past several years, which I think improves our efficiencies.  We've been working on the procurement side for a long time trying to find global sources and we're finding more and more, we're out there shaking the trees and the bushes.

So it's a combination, but yes, if you get a number of large projects at one time, they all go in the same quarter, that’s going to impact the margin, but I don’t think significantly.  We're still looking down the road, long term getting back to where I'm talking a number of years ago, where we were somewhere around the 37, 38 percent gross margin.

Joseph Garner:
Yes, I realize that you guys do not give guidance, but I'd be curious in your thoughts as I look at some of the consensus numbers out there.  It would certainly imply that the sales momentum continues and you'd probably would have to get to like a low double digit type of operating margin it would seem

Met-Pro Corporation
Moderator: Kevin Bittle
06-04-10/10:00 a.m. CT
Confirmation # 74942496

to get there. I'd be curious in your thoughts on maybe how realistic or you think you're ability to be able to achieve those kinds of numbers for the year.

Ray De Hont:
Well I think one thing I don’t think anybody can get overly confident that you're going to have a sharp increase in sales or income.  It's a month to month, quarter to quarter type thing.  One because of the way our business is where a lot of the business that we do is book ship.  You know very quick as far as parts, consumables, that type of thing.

So you're really - to put a finger on that can be difficult sometimes, but the other thing is as far as when the larger projects go.  You get a couple of large products, you can leverage your SG&A and so forth and you absorb a lot more of your engineering, your labor and so.

Joseph Garner:	Right.

Ray De Hont:
And so, I still think it's going to be gradual and it could fluctuate from quarter to quarter, but we're looking overall for the year we would hope.  Again I can't give you guidance, but we would hope that we would be in a good position as far as revenues and bottom line income.

Joseph Garner:	OK. One last question for Gary, the 34 percent tax rate in this quarter, is that a reasonably good number to use for the rest of the year?

Gary Morgan:
That’s a good question Joe. I raised it to 34 percent.  It all depends, if the research and development tax credits is approve this year.  That’s not done yet.  It could go as high as 35 percent depending upon the research and development tax credit.

Joseph Garner:	OK.

Gary Morgan:	OK?

Joseph Garner:	Thank you very much.

Gary Morgan:	Thank you.

Ray De Hont:	Thanks, Joe.

Met-Pro Corporation
Moderator: Kevin Bittle
06-04-10/10:00 a.m. CT
Confirmation # 74942496

Operator:	You have a follow-up question from the line of (William Bremer) with the Maxim Group.

William Bremer:
Gentlemen, can you give me some color on specifically your metal finishing area since we’re starting to see a little stability in that market?  I was just wondering what you’re seeing there and, and just give us some color there.

Ray De Hont:
I think for one, William, is that you’re, you’re seeing the automobile industry is, is doing some good things compared to a year, year and a half ago.  You know two years ago we were talking about them all going bankrupt.

William Bremer:	Right.

Ray De Hont:
But that’s not the case now, and you’re seeing some things, some stabilization, I think, on the housing around the world.  We’re seeing some good things in China, we’re seeing – we’ve done some good things in Europe but also domestically and even in South America.  So, I think it’s the, the automobile industry globally coming back a little bit.  Some of the housing and different projects that were put on hold coming around to fruition.

William Bremer:	Want to provide for us what actually as a percentage of sales that was for the quarter?

Ray De Hont:
We – the only thing we can do is we do show the, the Mefiag group, OK, as a, a segment, so you’d be able to see that.  And if you look at the three months ended April 30th of this year, their, Mefiag’s, sales, OK, were $2.4 million.  Now remember, their sales were lagging, OK, because of what happened last year.

But when you go over to their bookings, their bookings were $3 million versus $1.9 million last year’s first quarter.  So, there’s a, a substantial increase of 58.4 percent in bookings even though there was a slight lag in the sales.

William Bremer:	Very nice. Thank you, I appreciate it.

Ray De Hont:	You’re welcome.

Met-Pro Corporation
Moderator: Kevin Bittle
06-04-10/10:00 a.m. CT
Confirmation # 74942496

Operator:	At this time you have no further audio questions. I will now turn the call back over to Mr. De Hont for any closing remarks.

Ray De Hont:
Thank you, Stephanie.  Once again, thank you all for joining us this morning.  We hope we’ve been able to provide you with a useful update on Met-Pro’s progress and performance.  But please feel free to contact either me or Gary if you have any further questions.  Have a great day everyone.

Operator:	This does conclude today’s conference call. You may now disconnect.

END